Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Omnibus Incentive Award Plan of FTAI Aviation Ltd. of our reports dated March 3, 2025, with respect to the consolidated financial statements of FTAI Aviation Ltd. and the effectiveness of internal control over financial reporting of FTAI Aviation Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 29, 2025